Exhibit 17

SUBSIDIARY GUARANTORS

Issuer	Number of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value

Theratechnologies Europe Limited	100	100	100%	1	€1.00
Theratechnologies U.S., Inc.	100	100	100%	C-1	$0.01
Theratechnologies Intercontinental Inc.	• 100 Class A shares; • 140,130,000 Class C Shares	100 Class A shares and 140,130,000 Class C shares	100%	A-1 C-1	N.A.
Theratechnologies Europe Inc.	• 100 Class A Shares • 39,000,000 Class C Shares	100 Class A shares and 39,000,000 Class C shares	100%	A-1 C-1	N.A.
Pharma-G Inc.	• 2,244,027 Common Shares	2,244,027 Common Shares	100%	O-7	N.A.